Exhibit 5.1

650 Page Mill Road
Palo Alto, CA 94304-1050

PHONE 650.493.9300
FAX 650.493.6811
www.wsgr.com

OPINION OF WILSON SONSINI GOODRICH & ROSATI,
PROFESSIONAL CORPORATION

Occam Networks, Inc.

6868 Cortona Drive

Santa Barbara, CA 93117

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on May 11, 2009 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 1,808,055 shares of your common stock, par value $0.001 per share (the “Shares”), authorized for issuance under the Company’s 2006 Equity Incentive Plan, as amended and restated, and its 2006 Employee Stock Purchase Plan, as amended and restated (collectively, the “Plans”) as follows: 1,508,055 shares under the 2006 Equity Incentive Plan, as amended and restated and 300,000 shares under the 2006 Employee Stock Purchase Plan, as amended and restated.  As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI, P.C.

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

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